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                                                                 EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of BRE Properties, Inc. for the registration of $300,000,000 in Debt Securities, Preferred Shares, Depositary Shares, Common Stock Warrants and Common Shares, and to the incorporation by reference therein of our report dated January 14, 1997 (except Note 13, as to which the date is February 12, 1997), with respect to the financial statements and schedule of BRE Properties, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

February 13, 1997
San Francisco, California